================================================================================

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
         Check the appropriate box:
          [ ]   Preliminary Proxy Statement
          [ ]   Confidential, for Use of the Commission only (as permitted by
                Rule 14a-6(e)(2))
          [ ]   Definitive Proxy Statement
          [ ]   Definitive Additional Materials
          [X]   Soliciting Material Under Rule 14a-12


                               NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 09, 2002

================================================================================


Press Release

SOURCE:  C. Robert Coates

C. Robert Coates Asks Netro Board to Act Now to Stop Shareholder Losses

LAKE FOREST, Ill., July 9 -- C. Robert Coates announced today that he was asking the Netro Corporation (NASDAQ: NTRO) Board of Directors to act immediately to stop the losses suffered by Netro shareholders. He said, "The board is meeting on Tuesday, July 16. They need to remedy the financial harm done to shareholders by their actions. How many Enron's and Worldcom's does it take before the directors of American companies like Netro take their duties to their shareholders seriously?"

"Netro's directors placed absolute power into the hands of the Netro CEO and Chairman of the Board, Gideon Ben-Ephraim. They did so by agreeing to a poison pill. This poison pill makes it virtually impossible for any interested party to make an offer for Netro shares at higher prices. They hid this poison pill from the shareholders when they asked the shareholders to change the state of incorporation to Delaware from California. One Netro shareholder called this 'A clear case of fraud.'"

"Not content with a deadly poison pill, Netro's directors approved the acquisition of Project Angel from AT&T Wireless (NYSE: AWE) for 8.2 million shares of stock plus some cash. Netro was reportedly the high bidder for AT&T Wireless' Project Angel. So why did the Netro directors use stock when it was selling for so much less than its cash value? Why did they approve an acquisition which resulted in an immediate decline in the market value of the stock? Is it just coincidence that all those shares were voted for Netro's two directors, Thomas Baruch and Irwin Federman, at the recent annual meeting? Without AT&T Wireless, Netro's Baruch and Federman would have been defeated by a huge majority of the shares voted. AT&T Wireless has lost over 38% of the value of its Netro shares in five months, so it couldn't have been that they were impressed by Netro's CEO and directors, could it?"

"Every day that goes by, shareowners are forced to sell shares of their Netro stock at prices far below the cash value of the company. Every day, that cash value drops as the company wastes more money trying to create a market where none exists."

"At their meeting on July 16, Netro's directors need to revoke the poison pill and agree to solicit offers for the company."

"They need to make a self tender for Netro's stock. They should immediately tender for 30 million shares at $3.50. This would provide shareowners with much needed liquidity to meet margin calls. It would also raise the cash value and the market value of the remaining shares. With a self tender, shareholders could maintain their proportional interest in the company."

"This self tender would leave the company with more than enough money to fund all but the most egregious empire building by the current CEO."

"The directors also need to listen to somebody, almost anybody besides CEO Gideon Ben-Ephraim, about the disaster in the telecom industry. No one can create a market where none exists. Too many firms with far greater resources have already gone bankrupt trying to do so."

"They need to hold the CEO accountable for his results for a change."

"The CEO needs to focus Netro's energy on its new technology, Project Angel, before it loses its technological advantage and reduce costs elsewhere."

"The CEO needs to spend more time in China and sign an alliance. The CEO needs to find a major channel partner to replace the lost Lucent. The CEO needs to rebuild Netro's relationship with its largest shareholder and customer, Carlos Slim Helu who did not vote for Baruch and Federman."

"Netro directors Baruch and Federman claim to have great credentials. They certainly have great market timing abilities. They sold their shares at prices ranging from $42.58 to $76.58 two years ago. Let's see them prove the value of those credentials to their shareholders as opposed to themselves by increasing the price of this stock now. Or let's hear why a self tender and removal of the poison pill doesn't make sense for us shareholders."

"We ask Netro's directors to act now to stop the unnecessary losses by shareholders. Set an example for directors at other American companies. Help turn this market around by showing how it can be done at Netro. It is all too easy. Just say no to the poison pill and yes to a self tender. Until Netro's directors do this, we think they deserve a place in the Directors' Hall of Shame."

SOURCE: C. Robert Coates